Legal
Insider Policy
Novartis Global Policy

Contents

1.	Introduction
1.1.	Purpose
1.2.	Scope and Applicability
1.3.	Exceptions
1.4.	Adaptations
1.5.	Roles and Responsibilities
2.	Rules and Principles
2.1.	Basic rules applicable to all employees
2.2.	Additional rules for temporary insiders
2.3.	Additional rules for continuing insiders
2.4.	Exercise of options, warrants or similar securities and employee benefit plans
2.5.	Additional rules for certain senior managers
3.	Controls
4.	Breach of this document
5.	Definitions
6.	Abbreviations
7.	References

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1.	Introduction
1.1.	Purpose
This Policy sets out:
•	the basic obligations of all Employees in possession of Material Non-Public Information
•	additional obligations of Employees that are working on confidential projects or have access to Material Non-Public Information on a regular basis
Novartis AG and its affiliates (“Novartis”) are committed to comply with laws and regulations and to financial integrity. Accordingly, no director, officer or employee (hereafter referred to collectively as “Employee”) of the Novartis may engage in any Transaction in a security while in possession of Material Non-Public Information (as defined in this Policy) about such security. Such insider trading violations also include “tipping” such information.
As an integral part of our assurance system, this Policy is based on our Code of Ethics [1]. The Policy reflects our commitment to not engage in Insider Trading as set out in the Code.
1.2.	Scope and Applicability
This Policy is applicable to all Employees.
1.3.	Exceptions
Exceptions to this Policy are not permitted.
1.4.	Adaptations
Adaptations to this Policy are not permitted.
1.5.	Roles and Responsibilities
Role	Responsibilities
Employees	•	Employees must familiarize themselves with this Policy, participate in training and, where required, certify compliance with this Policy.
	•	Employees may address questions regarding this Policy to their contact within Compliance or Legal.
Managers	•	It is the responsibility of every Novartis manager to implement this Policy within his or her area of functional responsibility, to lead by example, and to provide guidance to the Employees reporting to him or her.
Policy owner	•	The owner of this Policy will design and oversee the implementation of an appropriate awareness creation and training plan concerning this Policy.

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2.	Rules and Principles
2.1.	Basic rules applicable to all employees
Employees who have knowledge of any Material Non-Public Information shall, within or outside of Quiet Periods, not engage in Transactions in securities to which the information pertains (including buying, selling, or making a gift of such securities), subject to the exceptions mentioned in Sections 2.4(a) and (b), or unless the Transaction is pursuant to a Trading Plan.
Employees who have knowledge of any Material Non-Public Information shall, within or outside of Quiet Periods, not recommend the purchase or sale of any securities to which the information pertains.
Employees shall keep Material Non-Public Information strictly confidential and shall not disclose Material Non-Public Information.
2.2.	Additional rules for temporary insiders
During the No-Trading Period, Temporary Insiders shall not engage in Transactions (i) involving the securities of a Restricted Company, or (ii) that are materially dependent on a Restricted Company.
To the extent available, the AIS can be used to inform Employees of their appointment as a Temporary Insider or the termination of their status as a Temporary Insider, and to electronically sign a Confidentiality Declaration.
The procedures for designating Temporary Insiders by the respective project manager (including the procedures for identifying the relevant projects) may be set out in a separate manual.
2.3.	Additional rules for continuing insiders
Within Quiet Periods, Continuing Insiders shall not engage in Transactions in Novartis securities, subject to the exceptions mentioned in Sections 2.4(a) and (b).
Outside of Quiet Periods, Continuing Insiders shall obtain a Trade Approval before engaging in Transactions in Novartis securities.
A Trade Approval does not relieve a Continuing Insider from ensuring that the relevant Transaction is made in full compliance with this Policy and only at a time when the Continuing Insider does not possess any Material Non-Public Information.
The AIS informs:
(a)	Employees (other than the members of the Board of Directors of Novartis AG) by email of their appointment as a Continuing Insider; and
(b)	all Continuing Insiders of Quiet Periods and enables them to obtain Trade Approvals.
Continuing Insiders, like all Employees, may establish a Trading Plan. All Trading Plans established by Continuing Insiders must be approved by the Corporate Secretary (Board Office) and must be established at a point in time outside of a Quiet Period when the Continuing Insider is not in possession of Material Non-Public Information. No Transactions under a Trading Plan shall be effectuated until completion of the Cooling-off Period. Subject to limited exceptions, (i) more than one Trading Plan may not be entered into at the same time, and (ii) only one Trading Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Trading Plan as a single Transaction may be entered into in any 12-month period.

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Continuing Insiders who participate in any employee share purchase plan under which acquired shares will be freely tradable without a vesting or blocking period (or any similar plan) must request a Trade Approval if they intend to make an election to begin, change or end their participation in such plan. Those Continuing Insiders who already participate in such plan and intend to continue with the election they have previously made in prior election periods are not required to request a Trade Approval.
More information on trading plans can be obtained from the Corporate Secretary (Board Office).
2.4.	Exercise of options, warrants or similar securities and employee benefit plans
Employees shall not exercise options, warrants or similar securities within a Restricted Period unless the expiration date of such options, warrants or similar securities falls within such Restricted Period. In such a case:
(a)	if the options, warrants, or similar securities are physically exercisable, they may be exercised, but the acquired underlying security may not be sold prior to the expiry of the Restricted Period
(b)
if the options, warrants, or similar securities are both tradable and physically exercisable, they may not be traded within the Restricted Period but rather may only be exercised, but the acquired underlying security may not be sold prior to the expiry of the Restricted Period

(c)	if the options, warrants or similar securities are only tradable and not physically exercisable, they may be traded within the Restricted Period on the last two Trading Days before their expiration, unless the Employee has knowledge of Material Non-Public Information in which case no trading shall be allowed; in the latter case, Novartis AG will, however, reasonably compensate the Employee for any substantiated loss (if any) suffered as a consequence of such trading ban, provided that such compensation shall not be greater than the market value of the relevant options, warrants or similar securities at the end of the last Trading Day prior to the expiration of the relevant instrument as reasonably determined by Novartis AG.

The Corporate Secretary (Board Office) shall be informed prior to any such trade.
For the sake of clarification, the selection between warrants, shares, and cash pursuant to an employee benefit plan may be made within a Restricted Period.
2.5.	Additional rules for certain senior managers
Members of the Board of Directors of Novartis AG and ECN members (including permanent attendees to the ECN) must:
(1)	ensure that their family members living in the same household and any entities they control adhere to this Policy, and
(2)	obtain a Trade Approval for any Transactions by any of their family members living in the same household and any entities they control.
Members of the Board of Directors of Novartis AG and ECN members (including permanent attendees to the ECN) are subject to specific reporting obligations in respect of their Transactions in Novartis securities. These reporting obligations may be set out in a separate manual.
3.	Controls
Controls for this document are stored in the Novartis Control Register at ‘go/controlregister’.

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4.	Breach of this document
Breaches of this document will result in remedial, corrective, or disciplinary actions up to and including termination of employment.
Actual or suspected incidents of misconduct are to be reported in line with our SpeakUp Policy [2].
Novartis will take steps to ensure confidentiality and prohibits any form of retaliation against an employee who raises in good faith a concern about suspected or actual misconduct through any channel, or who cooperates in an investigation of misconduct.
5.	Definitions
Term	Definition
AIS	The Automated Insider System, an intranet-based tool which can be accessed on the intranet at on the intranet at https://www.ais.novartis.intra/.
Confidentiality Declaration	The declaration of confidentiality signed by a Temporary Insider.
Continuing Insider	An Employee who, on a regular basis, has access to Material Non-Public Information; Continuing Insiders are designated by the Finance and Governance Committee of the Group.
Cooling off Period	The period, to be calculated by Novartis AG, which is the later of (a) 90 days after adoption or modification of the Trading Plan or (b) two Trading Days following disclosure of Novartis AG's annual financial results (e.g., in a Form 20-F) or quarterly financial results (e.g., in a Form 6-K) for the completed fiscal quarter in which the Trading Plan was adopted or modified (subject to a maximum of 120 days after adoption or modification of the Trading Plan).

Employee	Refers to an individual who holds an employment contract or other form of written employment agreement with Novartis.
Material Non-Public Information	The knowledge of non-public information the disclosure of which could have an impact on the price of Novartis securities (as defined below) or the securities of companies with which Novartis does business, contemplates to do business or which it contemplates to acquire fully or partially.

Typical examples for Material Non-Public Information include:
	•	non-disclosed financial information of Novartis, an organizational unit, or a major product
	•	information about an important license project
	•	the sale or purchase of a company or a significant asset
	•	strategic alliances
	•	a restructuring
	•	impending bankruptcy or the existence of severe liquidity problems
	•	a major litigation risk
	•	results of clinical trials
	•	a critical decision point in the development process of a product candidate
	•	the withdrawal of a product from the market
	•	regulatory developments
	•	a significant cybersecurity incident, such a data breach
	•	changes in board composition or senior management
	•	capital structure changes
	•	the imposition of a No-Trading Period.

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No-Trading Period	The period starting on the day an Employee is designated a Temporary Insider and ending on the day such Employee is notified that the trading restrictions no longer apply.
Novartis securities	Any securities (as defined below) issued by or materially dependent (as defined below) on securities issued by Novartis AG and/or any of its affiliate companies.
The term securities include:
(a) any type of equity instruments (such as shares, American Depositary Shares and participation certificates).
(b) any type of debt instruments (such as bonds, notes, debentures); and
(c)	any financial instruments whose value materially depends on the value of equity or debt instruments of a particular company, irrespective of whether used for investment or for hedging purposes (e.g., stock options, warrants, convertibles, fund units and credit default swaps). Material dependency exists where the value of the financial instrument derives by more than 33% from the equity or debt instruments of one company.

Quiet Period	The periods commencing on the first day of each calendar quarter and ending at the beginning of the first Trading Day after the subsequent release of the quarterly and/or annual results.
Restricted Company	A company mentioned in the Confidentiality Declaration and, if specifically mentioned to the Temporary Insider, Novartis AG.
Restricted Period	A period during which restrictions on Transactions in Novartis securities apply in accordance with this Policy.
Temporary Insider	Any Employee who might obtain Material Non-Public Information as a result of working on a confidential project. Temporary Insiders are designated by the respective project manager.
Trade Approval	The approval to engage in a Transaction outside of Quiet Periods granted by the Corporate Secretary (Board Office). A request for a Trade Approval may be denied without having to state a reason therefore. If a request for a Trade Approval is denied, the Employee requesting the Trade Approval shall refrain from initiating any Transaction in Novartis securities and shall not inform any other person of the denial. A Trade Approval is valid for five Trading Days after it is given.

Trading Day	A day on which any of the exchanges on which Novartis securities are listed is open for trading.
Trading Plan	A plan allowing for Transactions in Novartis securities in the future according to parameters determined in advance. For the avoidance of doubt, an asset management mandate, even if discretionary, is not a Trading Plan. Consequently, the respective asset manager must be instructed not to engage in Transactions in Novartis securities.

Transactions	Buying, selling or making a gift of securities. For the avoidance of doubt, this includes any elections made with regards to the Novartis employee stock purchase plan ("ESPP") (e.g., first ESPP investment, and/or adjusting or terminating prior ESPP investment decisions).

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6.	Abbreviations
Abbreviations	Description
AIS	The Automated Insider System
ESPP	Employee Stock Purchase Plan

7.	References
Reference Number	Document Name
1	Code of Ethics
2	SpeakUp Policy

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